Cogo Board of Directors Approves Change in Domicile to Cayman Islands

SHENZHEN, China, May 2, 2011 - Cogo Group, Inc. (Nasdaq: COGO), a leading gateway for global semiconductor companies to access the industrial and technology markets in China, today announced that its Board of Directors has unanimously approved the redomestication of the Company from the State of Maryland to the Cayman Islands. A wholly owned indirect subsidiary of the Company, Cogo Group Cayman, Inc. (“Cogo Cayman”), today filed a registration statement on Form F-4 relating to the redomestication transaction and future stockholder meeting.

It is the Board’s belief that the redomestication will make Cogo’s shares more attractive to non-U.S. investors and ultimately broaden its shareholder base. The redomestication would allow the Company to dual-list its shares on the Hong Kong Stock Exchange but it does not mandate that the dual-listing will occur. Following a successful redomestication, if the Company chooses to initiate the dual-listing process for the Hong Kong Stock Exchange, it would take an estimated three to six months to complete.

After the redomestication, assuming it is approved by the Company’s stockholders, the Company is expected to continue to trade on the NASDAQ stock exchange. Although the Company is expected to be a foreign private issuer after the redomestication, it expects to continue to report quarterly and annual financial results in the same time periods as a U.S. reporting company would, with the same levels of transparency and detail.

Jeffrey Kang, CEO of Cogo, said, “One of the main fiduciary responsibilities of Cogo’s Board of Directors is to maximize value for our shareholders. We believe that by changing our domicile to the Cayman Islands, which will allow the flexibility to dual-list our shares on the Hong Kong Stock Exchange, if we choose to do so, will help broaden our shareholder base to non-U.S. investors. We expect to be able to achieve this result with no material tax changes and limited costs relative to the potential improvement in shareholder value and a broadened shareholder base.”

Additional Information about the Redomestication and Where to Find It

In connection with the proposed redomestication, Cogo Cayman has prepared a registration statement containing a proxy statement/prospectus that is filed with the SEC. When completed, a definitive proxy statement/prospectus and a form of proxy will be mailed to the stockholders of the Company, seeking their approval of the transaction. Stockholders are urged to read the proxy statement/prospectus regarding the proposed acquisition carefully and in its entirety because it will contain important information about the proposed redomestication. Stockholders can obtain, without charge, a copy of the proxy statement/prospectus and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Stockholders will also be able to obtain, without charge, a copy of the proxy statement/prospectus and other relevant documents (when available) by directing a request by e-mail to Wanyee Ho, who@cogo.com.cn.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed redomestication. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock and warrants is set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed redomestication, which may be different than those of the Company’s stockholders generally, by reading the proxy statement/prospectus and other relevant documents regarding the proposed redomestication when filed with the SEC.

About Cogo Group, Inc.:
Cogo Group, Inc. (Nasdaq: COGO) is the leading gateway for global semiconductor companies to access the rapidly growing Industrial and Technology sectors in China. Through its unique business-to-business services platform, Cogo designs customized embedded solutions using technology from suppliers including Intel, Broadcom, Xilinx, SanDisk, Freescale, Atmel and others for a customer base of over 1,600 Chinese OEMs/ODMs. Cogo’s customer list includes approximately 100 blue-chip companies, including ZTE, BYD and NARI, as well as over 1,400 Small and Medium Enterprises (SMEs). The Company serves a broad list of rapidly growing end-markets in China, including 3G Smartphones, Tablets, Automotives, High-Speed Railway, Smart Meter/Smart Grid, Healthcare and High Definition Television “HDTV”. Cogo’s fastest growing end-market is Industrial business, which constituted close to 18% of total company sales at the end of 2010. Cogo has approximately 560 employees, with about 280 focused on engineering and 100 in direct sales.

For further information:
Investor Relations
www.cogo.com.cn/investorinfo.html
communications@cogo.com.cn
H.K.:           +852 2730 1518
U.S.:           +1 917-519-6994
Fax:           +86 (755) 2674 3522

Safe Harbor Statement:
This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such information is based upon expectations of our management that were reasonable when made, but may prove to be incorrect. All such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. For further descriptions of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.